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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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     (as permitted by Rule 14a-6(e)(2))
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[X]  Soliciting Material Pursuant to Section 240.14a-12

                             BANCWEST CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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[BANCWEST CORPORATION LETTERHEAD]                                   NEWS RELEASE


                                                  CONTACT:
                                            Gerry Keir           (808) 525-7086
                                            GERRY.KEIR@FHWN.COM
                                            Lisa Halvorson       (808) 525-6111
                                            LISA.HALVORSON@FHWN.COM

FOR IMMEDIATE RELEASE

                    BANCWEST POSTS 22.2% INCREASE IN EARNINGS

         Honolulu, Hawaii, July 17, 2001 - During the second quarter of 2001, BancWest Corporation (NYSE: BWE) reported net income of $65.9 million, up 22.2% from the same quarter last year. Diluted earnings per share were $0.52, up 20.9%.
         For the first six months of 2001, net income was $127.7 million, up 23.5% from the first half of 2000. Diluted earnings per share for the first six months were $1.01, up 21.7%.
             Cash earnings for the quarter were $75.6 million, up 21.7% from the second quarter of 2000; diluted cash earnings per share were $0.59, up 18.0%. For the first six months of 2001, cash earnings were $145.9 million, up 21.8% from the same period of 2000; diluted cash earnings per share were $1.15, up 19.8%.
         BancWest is the parent company of Bank of the West and First Hawaiian Bank.
         "This was a remarkable quarter at BancWest. First, the $35-a-share acquisition offer made by BNP Paribas in May represents a premium of 40% over the stock price prior to the announcement of the transaction. Second, we recorded yet another double-digit increase in earnings. And, finally, we agreed to a new acquisition that will significantly increase our market share on Guam and Saipan," said Walter A. Dods, Jr., BancWest Chairman and Chief Executive Officer.
CONCORD SECURITY GAIN
         BancWest held about 5% of the shares of Star Systems, Inc., the nation's largest PIN-secured payments network, which was acquired earlier this year by Concord EFS, Inc. In the transaction, BancWest received restricted, unregistered shares of stock in
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 Concord EFS. During the first quarter, BancWest had recorded an after-tax gain of $24.6 million when the shares were received. During the second quarter, BancWest realized an additional after-tax gain of $11.0 million stemming from the sale of Concord EFS shares in a registered offering.
PROVISION FOR CREDIT LOSSES
           During the quarter, the provision for credit losses was $23.2 million, an increase of $6.9 million from the second quarter of 2000. For the first half, the provision for credit losses was $58.4 million, an increase of $29.2 million from the first half of 2000.
          "We believe an increased loan loss provision is necessary and prudent given the concern about the economic slowdown nationally and continuing problems with energy in California," Dods said.
         He said BancWest has not identified specific credits that represent losses at this time, other than those previously disclosed, but that changing national and regional economic conditions increase the probability that losses not specifically identified may be inherent in the company's loan portfolio.
         As a result of the higher provision, the allowance for credit losses represented 1.32% of total loans and leases at June 30, 2001, compared to 1.23% at December 31, 2000 and 1.27% at June 30, 2000.
     Compared to a year ago, at June 30, 2001, BancWest Corporation had:
     --MORE ASSETS, LOANS AND DEPOSITS. Total assets were $19.3 billion, up 8.3%. Loans totaled $14.5 billion, up 8.5%. Deposits were $14.6 billion, up 8.2%.
     --IMPROVED EFFICIENCY. The tangible efficiency ratio -- exclusive of amortization of intangible assets, integration charges and other nonrecurring items - was 52.9% for the first six months of this year, compared to 52.5% in the same period of 2000.
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This ratio, a measure of costs incurred to generate
income, has dramatically improved since 1997, when it stood at 65.5%.
     --IMPROVED PROFITABILITY RATIOS. Excluding integration costs and amortization of intangible assets but including the Concord gain and other nonrecurring charges, BancWest's return on average tangible assets was 1.63% for the first six months of 2001, an improvement over the 1.46% return for the same period of 2000. Return on average tangible stockholders' equity was 22.73% for the first six months of 2001 vs. 20.35% for the same period of 2000.
     --CONTINUED REVENUE GROWTH. Overall revenues for the quarter were up 8.9% from the same quarter a year earlier and up 8.2% from the first half of 2000, exclusive of the impact of the Concord security gain.
     --HIGHER NET INTEREST INCOME. Net interest income grew 6.4% over the 2000 second quarter, due to 9.5% growth in average loans and leases, primarily in the Western Mainland states. Net interest margin for the quarter was 4.66%, compared with 4.58% for the first quarter of 2001 and 4.78% for the second quarter of 2000. For the first six months of 2001, the margin was 4.62%, compared with 4.80% for the same period of 2000.
     --IMPROVED NONINTEREST INCOME OFFSET HIGHER NONINTEREST EXPENSE. Exclusive of the impact of the Concord security gain, noninterest income totaled $61.3 million for the quarter, a 7.2% increase over the first quarter of 2001 and a 17.9% increase over the second quarter of 2000. For the first half of 2001, noninterest income totaled $118.5 million, a 16.2% increase over the first half of 2000, exclusive of the Concord security gain. For the second quarter, noninterest expenses totaled $151.7 million, up 14.5% from the same quarter last year, excluding nonrecurring items. For the first six months of 2001, noninterest expenses totaled $292.4 million, up 10.7% from the same period of 2000, excluding nonrecurring items and integration costs. The acquisition of 30 new branches in New Mexico and Nevada contributed to the increases in both noninterest income and expense for 2001. Also included in noninterest expense this year was a $5 million contribution to the First Hawaiian Foundation, the charitable arm of First Hawaiian Bank.
CREDIT QUALITY
         Nonperforming assets were $131.9 million at June 30, 2001, or 0.91% of loans and foreclosed properties. That compares to the 0.86% ratio as of December 31, 2000 and 0.91% as of June 30, 2000.
         Net charge-offs in the second quarter were an annualized 0.49% of average total loans and leases, compared to 0.29% in the same quarter a year ago.
BNP PARIBAS ACQUISITION OFFER
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         During the quarter, BancWest's board entered into a definitive merger agreement to accept BNP Paribas' offer to acquire the 55% of BancWest stock it does not already own for $35 in cash per share. The transaction is valued at $2.5 billion. Once approvals from regulators and BancWest stockholders are received, the transaction is expected to close during the third quarter of this year. When that occurs, the owners of each share of "Non-Class A Common Stock" in BancWest (that is, all shares not presently owned by BNP Paribas) will receive a $35 cash payment and their shares will be cancelled.
         Paris-based BNP Paribas, with assets of $652 billion, is France's largest listed banking organization and 7th largest in the world. It has one of the world's most extensive international networks, with offices in 87 countries. PLANNED ACQUISITION ON GUAM, SAIPAN
         During the quarter, First Hawaiian Bank announced that it had agreed to acquire Union Bank of California's branch network in Guam and Saipan, along with associated loan and deposit accounts. The transaction is expected to close in the fourth quarter of 2001, subject to regulatory approval.
         First Hawaiian Bank will assume branch deposits (approximately $200 million) and buy various loans made at the branches. First Hawaiian will also process merchant credit card transactions for Union Bank of California business customers in Guam and Saipan.

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         BancWest Corporation is a bank holding company with assets of $19.3 billion. It is headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California. Its principal subsidiaries are Bank of the West (193 branches in Northern and Central California, Oregon, New Mexico, Nevada, Washington state and Idaho) and First Hawaiian Bank (56 branches in Hawaii, two in Guam and one in Saipan).

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ADDITIONAL INFORMATION AND WHERE TO FIND IT
         The proposed transaction with BNP Paribas will be submitted to BancWest's stockholders for their consideration. On July 16, 2001, BancWest filed revised preliminary proxy materials with the SEC and other relevant documents concerning such proposed transaction. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE
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AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN
IMPORTANT INFORMATION.
         Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by BancWest Corporation with the SEC at the SEC's Web site at http://www.sec.gov. Free copies of the proxy statement, once available, and the company's other filings with the SEC may also be obtained from BancWest Corporation by directing a request to BancWest Corporation Corporate Secretary, P.O. Box 3200, Honolulu, Hawaii 96847,
Telephone: 1-808-525-7140.
BancWest Corporation, its directors, certain executive officers (Walter A. Dods, Jr., Chairman, Chief Executive Officer and Director, Don J. McGrath, President, Chief Operating Officer and Director, John K. Tsui, Vice Chairman, Chief Credit Officer and Director, Joel Sibrac, Vice Chairman and Director, Howard H. Karr, Executive Vice President and Chief Financial Officer, Douglas C. Grigsby, Executive Vice President and Treasurer, Bernard Brasseur, Executive Vice President and Risk Manager, and Donald G. Horner, Executive Vice President), and certain other employees may be deemed under the rules of the SEC to be "participants in the solicitation" of proxies from the security holders of BancWest Corporation in favor of the transaction. Investors and security holders of BancWest may obtain additional information regarding the interests of the "participants in the solicitation" by reading the preliminary proxy statement on
Schedule 14A, as filed with the SEC on July 16, 2001 and the definitive proxy statement regarding the proposed transaction when it becomes available.

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      (FORWARD-LOOKING INFORMATION: THIS RELEASE CONTAINS INFORMATION ABOUT
FUTURE EXPECTATIONS, PLANS AND PROSPECTS FOR BANCWEST'S BUSINESS AND OPERATIONS THAT CONSTITUTE FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS REFLECT MANAGEMENT'S BEST JUDGMENT AS OF THIS DATE, BUT THEY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE STATEMENTS. THOSE RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHER THING, THE POSSIBILITIES THAT: (1) STOCKHOLDERS MAY NOT APPROVE THE PROPOSED BNP PARIBAS ACQUISITION; (2) REGULATORS MAY DELAY OR DENY APPROVALS OF PENDING ACQUISITIONS OR IMPOSE BURDENSOME CONDITIONS IN CONNECTION WITH SUCH APPROVALS; (3) THERE MAY BE CUSTOMER OR EMPLOYEE ATTRITION FOLLOWING COMMENCEMENT OF THESE PENDING TRANSACTIONS; (4) THERE MAY BE DELAY OR DIFFICULTY IN COMPLETING BRANCH AND ACCOUNT CONVERSIONS ON GUAM AND SAIPAN; (5) THERE MAY BE CHANGES IN INTEREST RATES, INFLATION, GOVERNMENT REGULATIONS, ECONOMIC CONDITIONS AND/OR COMPETITION. THOSE FACTORS OR OTHERS COULD RESULT, FOR EXAMPLE, IN DELAY OR TERMINATION OF THE TRANSACTIONS DISCUSSED ABOVE, CHANGES IN CURRENTLY EXPECTED MANAGEMENT AND ORGANIZATIONAL STRUCTURES, OR ADVERSE EMPLOYEE IMPACT. READERS SHOULD CAREFULLY CONSIDER THOSE RISKS AND UNCERTAINTIES IN READING THIS RELEASE. EXCEPT AS REQUIRED BY LAW, BANCWEST DISCLAIMS ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS INCLUDED HEREIN TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.)
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